Exhibit 99.1

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

For Immediate Release: February 2, 2012

Lee Allan

Vice President, New Media

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT Acquires AT&T Wireless

National Network Operations Center

El Segundo, Calif. (February 2, 2012) – Griffin Capital Corporation (“Griffin Capital”), on behalf of Griffin Capital Net Lease REIT, Inc., announced today the purchase of a three-building, 155,830 square foot office and data center facility fully occupied by AT&T Wireless Services, Inc. (“AT&T Wireless”). The property serves as AT&T Wireless’ National Network Operations Center, its ‘next-generation’ research and development facility, and is subject to a long term triple-net lease. AT&T Wireless, the country’s second largest cell phone service provider, along with its predecessor companies, has continuously occupied the property since it was built in 1995 and over the past three years is estimated to have invested over $50 million of its own capital to upgrade the facility with plans to invest additional capital in the near future.

Securities offered through Griffin Capital Securities, Inc. Member FINRA/SIPC

The National Network Operations Center is located in Redmond, Washington, approximately four miles northwest of AT&T Wireless’ corporate headquarters in the master-planned Redmond Town Center development and within two miles of both Interstate 405 and State Route 520 allowing for excellent access throughout the region. The property is situated adjacent to Willows Road, a primary telecommunication fiber corridor, ensuring access to superior connectivity which is a critical element for technology-oriented companies. Redmond, best known as the global headquarters location for Microsoft Corporation, along with neighboring Bellevue, has become a corporate headquarters destination center for many high-tech and internet companies.

“The acquisition of the AT&T Wireless National Network Operations Center represents the REIT’s first major acquisition in the Pacific Northwest. The Puget Sound region, buoyed by such corporate stalwarts as Boeing, Costco and Microsoft, has shown tremendous resilience since 2008 and remains one of the fastest growing MSA’s in the country, fueled by the success of a number of technology-oriented companies including Amazon and Expedia,” said Michael Escalante, Griffin Capital’s Chief Investment Officer. “We are tremendously pleased to welcome such a world-class organization into our roster of tenants and to add a one-of-a-kind telecommunications facility located in the heart of a dynamic market that can best be described as the Silicon Valley of the Pacific Northwest,” added Escalante.

About Griffin Capital and Griffin Capital Net Lease REIT

Los Angeles-based Griffin Capital is the sponsor of Griffin Capital Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust focused on providing individual investors dependable monthly income through the ownership of a diversified portfolio of ‘business essential’ office and industrial properties net leased on a long term basis to creditworthy corporate tenants. The REIT, distributed by Griffin Capital Securities, Inc. through leading independent broker-dealers, seeks to raise $750 million in equity. Manifesting keen alignment of shareholder interest, the principals and certain affiliates of Griffin Capital invested over $26 million of capital into the REIT. Griffin Capital has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.griffincapital.com.

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